Cassidy & Associates
                  Attorneys at Law
                 215 Apolena Avenue
           Newport Beach, California 92662
                     ----------
             Email:  CassidyLaw@aol.com
Telephone: 202/387-5400              Fax:  949/673-4525

                    July 28, 2010

Dave Walz
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

          Re:  Amendment No. 1
	       Form 8-K filed July 20, 2010
               File No. 0-53258

Gentlemen:

     Attached hereto is Amendment No. 1 to the Adelman Enterprises Inc. Item 4.01 Form 8-K.

     The following responses address the comments of the reviewing staff of the Commission as set forth in a comment letter dated
July 22, 2010 (the "Comment Letter"). The comments in the Comment Letter are sequentially numbered and the answers set forth herein refer to each of the comments by number and by citing the location of each response thereto in the Registration Statement.

     1.   The noted disclosure has been added and appears under Item
          4.01.

     2.   The noted disclosure has been added and appears under Item
          4.01.

     3.   The noted disclosure has been added and appears under Item
          4.01.

     4.   The noted exhibit has been attached as an exhibit.

     The Company has filed with this cover letter, a letter of acknowledgment in regard to certain items as listed in the Comment Letter.

                         Sincerely,



                         /s/ Lee W. Cassidy